EXHIBIT 3.1

Certificate of First Amendment of the Certificate of Incorporation
of
EDUtoons, Inc.
Under Section 242, As Amended, of the General Corporation Law
of the State of Delaware
_____________________

It is hereby certified that:

FIRST:	The Certificate of Incorporation of EDUtoons, Inc. (the “Corporation”) was filed with the Department of State on April 28, 2010.

SECOND:	The name under which the corporation was formed is EDUtoons, Inc.

THIRD:	The Certificate of Incorporation of the Corporation provides that the total number of shares which the Corporation is authorized to issue is ten million (10,000,000) shares, all of which is common stock, par value $.001 per share.

FOURTH:	The Articles of the Certificate of Incorporation of the Corporation affected by this Certificate of Amendment are “Article First” and “Article Fourth”.

FIFTH:	“Article First” of the Certificate of Incorporation is hereby amended to read as follows:

ARTICLE FIRST

The name of the corporation is ContinuityX Solutions, Inc.

SIXTH:	“Article Fourth” of the Certificate of Incorporation is hereby amended to read as follows:

ARTICLE FOURTH

(A)           The aggregate number of shares which the Corporation shall have authority to issue is two hundred twenty-five million (225,000,000) shares, of which two hundred million (200,000,000) shares shall be common stock, par value $.001 per share, and twenty-five million (25,000,000) shares shall be preferred stock, par value $.001 per share.

(B)           Effective upon the filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware, each issued and outstanding share of Common Stock of the Corporation (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be converted into 13.333 shares of Common Stock, par value $.001 (the “New Common Stock”); provided, however, that if the foregoing forward stock split would result in any share of any holder of the New Common Stock that is less than one (1) share (“Fractional Share”), such Fractional Share shall, without any action on the part of the holder thereof, automatically be rounded up or down to the nearest whole number, with no change in the par value of the share as follows: (i) if any Fractional Share has a value that is less than 0.5 shares, then such share will be rounded down to the nearest whole share; and (ii) if any Fractional Share has a value that is greater than or equal to 0.5 shares, then such share will be rounded up to the nearest whole share.

(C)           The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.  Without limiting the foregoing sentence, the Board of Directors is hereby expressly authorized to create and issue preferred shares which have anti-dilutive rights.  For example, if anti-dilutive preferred stock is issued, and if the Company issues 10,000,000 shares of Preferred Stock which are convertible into 50,000,000 shares of Common Stock, the anti-dilutive rights would provide that if the Company does a reverse split and if 100,000,000 shares of Common Stock outstanding are reduced to 50,000,000 shares, the 10,000,000 shares of Preferred Stock would continue to be convertible into the 50,000,000 shares of Common Stock.

The Board of Directors will be expressly authorized to increase or decrease the number of shares of any series prior or subsequent to the issuance of shares in that series; provided, however, that the Board of Directors shall not decrease the number of shares of any such series then outstanding.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(1)           the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(2)           whether the shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited;

(3)           the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

(4)           whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(5)           the amount or amounts payable upon shares of such series in the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)           whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(7)           whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)           the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

(9)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

                (10)         any other powers, preferences and other special rights, relative, participating, optional or otherwise, and any qualifications, limitations and restrictions thereon.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereon, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

No holder of shares of the Corporation of any class whether now or hereafter authorized shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by the Corporation.

SEVENTH:    The foregoing amendments of the Certificate of Incorporation of the Corporation were authorized by the unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the Delaware General Corporation Law, followed by the written consent of the holder’s of a majority of the outstanding shares of the Common Stock of the Corporation pursuant to Section 228(a) of the Delaware General Corporation Law and written notice of the foregoing stockholder consent was provided to all of the holders of shares of the Common Stock of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

EIGHTH:    The foregoing amendments to the Certificate of Incorporation of the Corporation shall be effective as of the 22nd day of December, 2011.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested this 22nd day of December, 2011.

	By:	/s/ David Godwin
David Godwin
President and CEO

Attest:

/s/ Anthony Roth
Anthony Roth
Corporate Secretary